Exhibit 10.17

INTERIM SERVICING AGREEMENT

Between

SOUTHLAND BANK

and

MBNA AMERICA BANK, N.A.

DECEMBER 19, 2002

INTERIM SERVICING AGREEMENT

THIS INTERIM SERVICING AGREEMENT (the “Agreement”) is entered into this 19th day of December, 2002, by and between MBNA America Bank, N.A., a national banking association, located at 1100 North King Street, Wilmington, Delaware 19884 (“Purchaser”) and Southland Bank, an Alabama state-chartered bank located at 3299 Ross Clark Circle, NW, Dothan, Alabama 36303 (“Seller”).

RECITALS

          WHEREAS, pursuant to the Asset Purchase Agreement entered into between the parties of even date herewith (the “Asset Purchase Agreement”), Purchaser will acquire certain Assets and assume certain liabilities of Seller; and

          WHEREAS, Purchaser is currently unable to process and service the Accounts obtained pursuant to the Asset Purchase Agreement; and

          WHEREAS, for the term of this Agreement, Seller has agreed to undertake, on behalf of Purchaser, the processing, servicing and collection of the Accounts and Receivables transferred pursuant to the Asset Purchase Agreement upon the terms and subject to the conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the promises, mutual agreements, representations and warranties hereinafter set forth and for other good and valuable consideration, both the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       DEFINITIONS

1.1     Terms.  All capitalized terms used herein and not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

1.2     Other Definitions.  For the purposes of this Agreement, the following terms have the following meanings:

          “Billed Account” shall mean an Account for which the Servicer has produced an original statement during the applicable period within the Interim Servicing Period (in accordance with Servicer’s Policies and Procedures and at the completion of its billing cycle), as shown on Seller’s system generated, daily management reports relative to the Accounts.

         “Service Transfer Event” shall mean an event set forth in Article 9 hereof.

          “Servicer” shall mean the entity designated by Purchaser, pursuant to Section 2.1 and 2.2, to perform the Services.

          “Servicer’s Policies and Procedures” means Servicer’s policies, procedures and normal, day-to-day business practices in compliance with such policies and procedures and Servicer’s normal financial accounting guidelines for the conduct of the Business, all as existing as of the Site Visit Date which shall not be changed or altered during the Interim Servicing Period unless the changed or altered policy, procedure or practice has been approved in writing by Purchaser or, if the Servicer will continue to be in the credit card business, is going to be applied to the Servicer’s entire credit card business, in which case Seller shall notify Purchaser of such change, as soon as possible.

          “Services” means those services necessary for Purchaser to administer the Accounts, including, but not limited to, those services listed in Article 3.

2.         DESIGNATION OF SERVICER

2.1     Designation of Servicer.

          (A)          The servicing, processing, administration and collection of the Accounts and Receivables shall be conducted by such Servicer designated in accordance with this Article 2.  Provided a Service Transfer Event has not occurred, Seller is hereby designated as, and hereby agrees to perform (or caused to be performed) the duties and obligations of, the Servicer pursuant to the terms hereof.

          (B)          During the term hereof, Purchaser shall permit Servicer to retain possession of all Files purchased from Seller to Purchaser pursuant to the Asset Purchase Agreement.  Servicer shall allow Purchaser access to such Files for copying and inspection by Purchaser or its agents during Servicer’s normal business hours and upon one (1) business day’s notice.  From time to time prior to the Conversion Date, Servicer shall deliver all or such portion or extracts of one or more of the Files as may be requested by Purchaser.  Such delivery shall be effected within one (1) to three (3) business days from Purchaser’s request, utilizing the delivery method specified by Purchaser.

2.2     Replacement of Seller as Servicer.  In the event a Service Transfer Event shall have occurred hereunder, Purchaser shall be permitted, in its sole discretion, to designate another Person who shall act as Servicer hereunder in the place of Seller.  Such designation shall become effective on the date specified by Purchaser to Servicer in writing.  Seller shall comply with Purchaser’s reasonable requests in ensuring that the subsequent Servicer is provided unrestricted access to or given possession of the Files, whichever the case may be.  Such subsequent Servicer shall be solely responsible for any costs or expenses it incurs in connection with such service transfer.  Seller also shall provide prompt access to the subsequent Servicer to all computer files, magnetic tapes and any and all other media of any nature, kind and description whatsoever related specifically to the Accounts or Receivables, to assure a smooth and prompt transition of servicing rights hereunder.

3.        DUTIES OF SERVICER

3.1      Processing and Collection Services.

          (A)          Services Generally.  During the term of this Agreement, the Servicer shall administer the Accounts and Receivables and perform all Services under this Agreement with reasonable care, using that degree of skill and attention utilized by prudent lenders engaged in the issuance of credit cards.   Notwithstanding the generality of the preceding sentence, the Services shall include, without limitation:

(1)	the collection of Receivables in accordance with Section 3.3 hereof;
(2)	the prompt and timely posting of all payments to the appropriate Accounts;
(3)	the posting of all transactions, fees, and interest to the Accounts;
(4)	responding to inquiries from any governmental authority with jurisdiction over Seller;
(5)	the timely provision of periodic statements to all Obligors;
(6)	the provision of both voice and electronic authorization services with respect to Cardholder transactions;
(7)	the processing of credit line increases and requests for reinstatements;
(8)	the production of plastic cards as necessary to meet special replacement and normal reissue schedules and upon appropriate Cardholder request;
(9)	the provision of incoming interchange ticket processing services;
(10)	the timely processing of all purchases, advances, convenience or access checks, charge-backs, credits, and other transactions;
(11)	the provision of daily net settlement functions as more specifically described in Article 5 below;
(12)	the provision of customer service activities relating to the Accounts (including responding to inquiries from Obligors);
(13)

the performance of Account control activities to address overlimit, delinquent and lost/stolen Accounts which shall include statement messages, correspondence, phone contact and Account blocking (but which shall not include referral of Accounts to outside collection agencies or initiation of litigation);

(14)

the placement of lost/stolen Accounts on appropriate exception or warning bulletin files and, in such an event, the transfer of all Account information and legitimate Account transactions to replacement accounts and the reporting of all such accounts to Purchaser;

(15)	the appropriate notation on a Cardholder’s collection file and on any master file of any claim or defense asserted by such Cardholder with respect to or on behalf of any transaction;
(16)	the timely administration and processing of consumer credit counseling service proposals (a “CCCS Proposal”), as per Section 3.10 of this Agreement; and
(17)	the appropriate notation and reporting to credit bureaus of (i) credit information concerning Obligors; and (ii) any and all Accounts on which the Obligor’s spouse is an authorized user.

Servicer shall perform all Services in accordance with the terms of this Agreement, Servicer’s Policies and Procedures (except to the extent expressly provided for in Sections 3.3, 3.7 and 5.3 hereof) all Requirements of Law, and all applicable operating regulations of MasterCard and VISA.  Any inconsistencies between this Agreement and Servicer’s Policies and Procedures shall be governed by this Agreement.

          (B)        Special Requests.      Notwithstanding Section 3.1(A) and subject to the terms of Section 11.2(B) hereof, if Purchaser reasonably requests, in writing, that Servicer: (i) perform Services hereunder in a manner different from Servicer’s Policies and Procedures; or (ii) conduct, or assist Purchaser in conducting, and tracking the results, of marketing, activation or retention programs during the Interim Servicing Period (including, but not limited to, mailing cash advance checks that are subject to a promotional annual percentage rate, applying new promotional annual percentage rates to cash or retail balances and/or transactions, promoting balance transfers, outward and inward retention programs and credit line increases), Servicer agrees to take all reasonable steps to comply with such request at Purchaser’s expense (except with respect to the use of Servicer’s personnnel).

3.2      Maintenance of Benefit Agreements.     At all times throughout the term of this Agreement, unless otherwise agreed to by Purchaser and Servicer in writing, Servicer shall, for its part, maintain the Benefit Agreements and their respective services and products in full force and effect and shall maintain any and all benefits, enhancements, programs, products or services offered or provided to the Cardholders and/or the Accounts through Seller or any of Seller’s affiliates (“Other Enhancements”).  Additionally, Servicer shall respond to inquiries from Obligors and others regarding the services and programs available to Cardholders pursuant to the Benefit Agreements and the Other Enhancements.  In the event of any change in any of the products, services and benefits levels provided to Cardholders under the Benefit Agreements or Other Enhancements (which Purchaser acknowledges it does not have the right to acquire) occurring at any time during the term hereof, Servicer shall communicate with Purchaser as to the alternatives available to continue to provide such products, services and benefits levels and shall take all reasonable action to provide for the uninterrupted provision of the same, as reasonably requested by Purchaser.

3.3      Collection of Receivables.     Servicer shall undertake on Purchaser’s behalf to collect all payments of Receivables due with respect to any Account in accordance with the Servicer’s Policies and Procedures.  Servicer shall not have the power and authority to charge-off any Account, but shall charge-off any Account when requested by Purchaser. Servicer shall also not engage in the following practices throughout the term of this Agreement, unless consented to by Purchaser:

(i)	reaging Accounts (a re-age is defined as an adjustment of the payment amount, interest rate or present or past delinquent status of the Assets);
(ii)	settling on Accounts;
(iii)	fixing the payment or reducing the interest rate on Accounts; and
(iv)	taking or initiating any legal action or assigning the Accounts to a collection agency.

In a manner consistent with Servicer’s Policies and Procedures, Servicer may adjust the fees or small balances on an Account once during the term of this Agreement.  In addition to all information documented on the collection system, Servicer agrees to promptly provide Purchaser with a copy of any document or application associated with each permitted special payment arrangement.

3.4     Personnel Assistance.     Throughout the term hereof, Servicer shall use its commercially reasonable best efforts to preserve its business organization relating to the Accounts intact, to keep available work force of a quality and quantity capable of rendering Services comparable to the services of its present employees.  In the event of a significant attrition of Servicer’s employees which affects the provision of the Services, the parties shall confer and consult in order to institute the steps necessary to ensure no interruption of the quality and quantity of Services to be rendered hereunder in accordance with the terms of this Agreement.

3.5      Limited Power of Attorney.     Purchaser hereby appoints and empowers Seller as its true and lawful attorney-in-fact, with full power of substitution for the term hereof, to endorse, when requested by Purchaser, any checks or other instruments made payable to Seller and submitted by an Obligor as payment on any Account for deposit on Purchaser’s behalf and for use in connection with the net settlement procedures set forth in Article 5 hereof.  Throughout the term hereof, this power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable.

3.6      Insurance.     Servicer agrees to maintain property insurance covering losses or damages to Purchaser for any of the following:

(i)	replacement cost of plastics in the custody of Servicer;
(ii)	coverage for any and all amounts necessary to reconstruct sales slips or other evidences of debt;
(iii)	coverage for any and all amounts necessary to replace magnetic tapes and reconstruct information stored on such magnetic tapes or any other medium whatsoever;
(iv)

coverage for additional expense incurred by Servicer which is required to allow Servicer to continue processing and servicing of Accounts and Receivables in accordance with this Agreement and Servicer’s Policies and Procedures in the event of a loss; and

(v)

coverage for any and all amounts necessary to replace all processing units, computer consoles or other computer hardware of Servicer used in connection with the processing or servicing of the Accounts and the Receivables in accordance with this Agreement and Servicer’s Policies and Procedures.

3.7       Applications in Process.     Servicer shall forward all at Purchaser’s expense consumer credit card applications received after the Closing Date and during the term of this Agreement to the Purchaser, in care of the individual designated on Exhibit B via overnight delivery within twenty-four (24) hours of its known receipt of the same to Purchaser for decisioning by Purchaser. Servicer shall forward all commercial credit card applications received after The Closing Date and during the term of this Agreement to the Purchaser, in care of the individual designated on Exhibit B via overnight delivery within twenty-four (24) hours of its known receipt of the same to Purchaser for decisioning by Purchaser.

3.8      Audit.     Purchaser shall be permitted, at any time during Servicer’s normal business hours and upon two (2) business days advance notice, to conduct an audit and review of the Accounts, Receivables and the methods of internal control established and implemented by Servicer with respect to the servicing of the Accounts and the Receivables pursuant to this Agreement to ensure compliance with this Agreement.  If, during or after the audit and review, Purchaser reasonably determines that Servicer is not in compliance with this Agreement, Purchaser shall meet with Servicer to discuss the changes that need to occur to resolve Servicer’s non-compliance and Purchaser’s representatives may thereafter stay on-site, until said changes are made, to assist with the changes or to ensure that the changes are made.

3.9      Segregation of Accounts.     At Closing and during all periods through the Conversion Date, Servicer shall, through the continued use of Seller’s existing bank identification numbers, maintain all information whatsoever relating to the Accounts and Receivables in a segregated format separate and distinct from Seller’s remaining card operations so that access to all such information is readily available to Purchaser.  In addition, all Accounts shall be uniquely flagged by Servicer to permit Seller to provide Purchaser with information about, and easy access to, the

Accounts as required by this Agreement and the Asset Purchase Agreement and to ensure a smooth and orderly deconversion as required by Section 10.

3.10    Change in Cardholder Status.

           (A)  Bankrupt Accounts.     Upon receipt by Servicer of a petition filed in bankruptcy by an Obligor or notice of such filing, Servicer shall promptly: (i) status the Account with an appropriate code to indicate the filing of such a petition, (ii) stop payments from being posted; and (iii) forward weekly to Purchaser, via overnight delivery, in care of the individual designated on Exhibit B, for each such affected Account, a copy of the notice of commencement of case, including case number and type of bankruptcy, any pleadings received, including proof of claim forms, Chapter 13 plans, a copy of the main collection screen and comments, statements for each of the last six months, original application, or copy thereof and a copy of any and all access checks written against the Account within the six months prior to the bankruptcy.  If Seller inadvertently files during the Interim Servicing Period a proof of claim in any bankruptcy case involving an Account, in addition to any other remedy available to Purchaser, Seller agrees to execute whatever documents are reasonably necessary to assign the proof of claim to Purchaser.

           (B)  Death of Cardholder.     Upon receipt of a death certificate of an Obligor or notice of such death, Servicer shall promptly:  (i) status the Account with an appropriate code to indicate the death of such Obligor, and (ii) forward weekly, for each Account, the death certificate, if available, the name of the individual who notified Seller of the death, and a copy of the main collection screen and comments to the individual designated on Exhibit B.

           (C)  Consumer Credit Counseling Service Proposals.     Upon receipt of a CCCS Proposal, Servicer shall promptly forward the proposal and copy of the main collection screen and comments to the individual designated on Exhibit B via facsimile.

4.         COVENANTS

4.1      Negative Covenants of Servicer.     Servicer hereby makes the following covenants which shall be covenants of the Servicer throughout the term hereof:

        (A)           With respect to the Accounts and the Receivables, Servicer shall not take any action (other than actions necessary to service the Accounts and collect the Receivables consistent with the terms of this Agreement and the terms of the Asset Purchase Agreement) without the prior consent of Purchaser;

          (B)          Except as provided in Section 4.1 of the Asset Purchase Agreement, without the Purchaser’s written consent, Servicer shall not amend, terminate, or otherwise modify any terms or conditions of any Card Agreement, Benefit Agreement, agreement affecting any Other Enhancements or any Endorsement Agreements, or materially affect the enforceability of any Card Agreement, Benefit Agreement, agreement affecting any Other Enhancements or any Endorsement Agreements;

          (C)          Servicer shall not enter into any contract, agreement, or other arrangement with respect to the Services to be provided hereunder by Servicer, without the express prior written consent of Purchaser; such consent not to be unreasonably withheld by Purchaser;

          (D)          Servicer shall not communicate with any Obligor without the express prior written approval of Purchaser, except in the ordinary course of business and in accordance with Servicer’s Policies and Procedures or as required by applicable Requirements of Law; and

          (E)          Servicer shall not initiate or suggest any legal action with respect to any Account.

4.2     Affirmative Covenants of Servicer.     Servicer hereby makes the following additional covenants which shall be covenants of the Servicer throughout the term hereof:

          (A)          Servicer shall provide in a timely fashion, at Purchaser’s request, such management, delinquency and other reports for the Accounts as may be reasonably available to Servicer;

          (B)          Servicer shall timely and fully perform, and comply with all provisions of the Card Agreements, the Benefit Agreements (except as otherwise provided in Section 4.1 of the Asset Purchase Agreement) and any Endorsement Agreements;

          (C)          Servicer agrees to maintain the data communication lines, terminals, and other hardware currently located at Servicer’s facilities so as to give Purchaser direct access, at Servicer’s facilities, to the on-line information required for Purchaser to conduct a complete audit in accordance with Section 3.8;

          (D)          Servicer agrees to ensure that Purchaser has direct “read/report only” access to the Accounts, and all of Seller’s Card Processor reports that Seller had access to prior to the Closing Date, through two terminals at Purchaser’s facilities that are connected to Seller’s Card Processor’s systems and agrees to ensure that Purchaser may view and download all Account information and said reports from said terminals during the Interim Servicing Period.  Purchaser agrees that any cost related to the terminals or the access to, or downloading of, Account information or reports shall be Purchaser’s sole responsibility.  With respect to the terminals, Purchaser agrees to abide by the security and confidentiality procedures of both Seller and Seller’s Card Processor.  Servicer acknowledges and agrees that, during the term of this Agreement, the security and confidentiality procedures of Seller and Seller’s Card Processor will not obstruct, prohibit or limit Purchaser’s ability to view and download all Account information and reports from said terminals; and

          (E)          Servicer shall decline to authorize all properly coded internet gambling transactions so that they do not post to the Accounts.

4.3     Credit Decisioning/Compliance with Laws.     Purchaser shall make all credit decisions on applications forwarded to it by Servicer pursuant to Section 3.7.  Purchaser shall bear all credit risks, including, but not limited to, compliance risks, except for any compliance violations caused by Servicer’s delay in forwarding applications to Purchaser for decisioning.

4.4     Mutual Covenants Concerning Property Rights.

          (A)          Except to the extent expressly provided for in Section 4.4(B) hereof, the parties to this Agreement shall regard and preserve as confidential all information of the other party obtained pursuant to the relationship created hereby, including without limitation, master file records and statistical data derived therefrom, computer programs, Account information, forms, documents, training materials and system documentation (the “Confidential Information”).  Neither party shall, without first obtaining the written permission of the other party, use for its own benefit the Confidential Information of the other party, or disclose the Confidential Information to any Person, except to third parties currently retained by Servicer to assist in the performance of Servicer’s duties under this Agreement and except as may be necessary in order to comply with legal, accounting or regulatory requirements.  This section shall survive any termination whatsoever of this Agreement, except as may be necessary in order to comply with legal, accounting or regulatory requirements.

          (B)           The parties agree that information obtained pursuant hereto shall not be Confidential Information to the extent such information: (i) was in the receiving party’s possession or in the public domain at the time of the disclosing party’s initial disclosure; (ii) subsequently enters the public domain through no act or failure to act on the part of the receiving party; (iii) is lawfully obtained by the receiving party from a third party; provided such third party does not have a duty of confidentiality to the party owning such information.

          (C)          Servicer and Purchaser agree that the Assets, including, but not limited to, the master file records and any statistical or other data whatsoever derived therefrom, Files, Cards, forms, documents and all other information specifically related to the Accounts and the Receivables, are the property of, and shall remain confidential to, Purchaser and shall not be released by Servicer, its officers, directors, or employees or its agents, to any Person without the express prior written consent of Purchaser unless required by Requirements of Law.

5.           SETTLEMENT, REPORTS, CUSTOMER FUNDS, AND SPECIAL PROCEDURES

5.1          Settlement.

          (A)          Settlement Reports.     Servicer shall prepare and send to Purchaser, on the next business day following file maintenance processing, by facsimile to the individual designated on Exhibit B, the Seller’s generated reports and statements and the Seller’s system-generated, daily management reports relating to the Accounts and reflecting the Account credits and debits and other items necessary to complete the settlement procedures set forth herein, together with such additional documents and information as Purchaser may reasonably request.

          (B)          Settlement Statement.     Servicer shall prepare and deliver to Purchaser (via facsimile to the individual designated on Exhibit B), on the first business day following file maintenance processing, a settlement statement reflecting the following data as of the completion of such file maintenance (the form of which is attached hereto as Exhibit 5.1):

(1)

the aggregate amount paid by Servicer that day in respect of cash advances and credit card purchases on the Accounts plus those miscellaneous debit advises (i.e., charge backs and supporting charge back documentation with a transaction date on or after the Closing Date); and

(2)

the aggregate amount of funds received by Servicer on behalf of Purchaser as collections on the Receivables plus returned merchandise credits and miscellaneous fee advises received by Servicer on such business day.  Servicer shall use its commercially reasonable best efforts to transmit the settlement statement to Purchaser by facsimile no later than 12:00 p.m., prevailing eastern time.

          If the difference between (1) and (2) above is positive (i.e., the amount computed under (1) exceeds the amount computed under (2)), Purchaser shall pay the amount of the difference to Servicer.

          If the difference is negative, Servicer shall pay the amount of the difference to Purchaser.  The party owing the amount shall pay such amount by wire transfer of immediately available funds no later than 3:00 p.m., prevailing eastern time, on the same day that Servicer provides the related settlement statement to Purchaser by 12:00 p.m.

          (C)          Settlement Communication.     In addition, Servicer and Purchaser shall each provide to the other, settlement information by phone, and confirm via telefax if requested by either party.  Purchaser and Servicer shall make available to each other contacts throughout their respective credit card account operations in order to facilitate settlement.  The requirements of this Section are subject to change as mutually agreed upon by the parties pending further review and familiarity with Servicer’s accounting operation.

          (D)          Settlement of Interchange income.     Interchange income shall be settled daily as mutually agreed upon between Servicer and Purchaser.

           (E)          Segmentation.      Servicer agrees that if it is unable to properly segment settlement information and applicable reporting materials for the Receivables, upon Purchaser’s request, Servicer shall manually segment the Accounts and provide to Purchaser such necessary information in accordance with the time frames noted above.

          (F)          Settlement of Credit Life Insurance.     On a monthly basis, Servicer and Purchaser shall also settle the credit life insurance net premiums billed on the Accounts.  Seller hereby assigns to Purchaser and Purchaser shall hereby be entitled to the net premiums Seller would otherwise be entitled to pursuant to any existing agreement of Seller’s under which credit insurance is provided and which has been billed to each Cardholder (which shall be an amount equal to premiums received from each Cardholders less adjustments, and fees due Servicer’s insurance provider).

5.2          Reports.

          (A)          Servicer Reports.     Servicer shall send to Purchaser within one (1) business day after preparation or receipt, a copy of all reports customarily issued by or on behalf of Servicer with respect to the Accounts for the prior day, along with such information as may be available and as may be reasonably requested by Purchaser. All such reports shall be sent to the individual designated on Exhibit B via facsimile and overnight mail.

          (B)          Credit Reports.     During the term of this Agreement, Servicer shall forward to Purchaser to the individual designated on Exhibit B via facsimile the following:

           (1)   Daily reports.  By facsimile, daily reports prepared by or on behalf of Servicer  setting forth the following information for the Accounts:

(a)	total dollars outstanding in the Accounts and the number of Accounts outstanding; and

(b)	total dollars outstanding and the number of Accounts outstanding for each delinquency level, including those Accounts that are one (1) cycle delinquent.

          (2)          Monthly reports.

(a)

Via regular (overnight?)mail and facsimile, at the end of each month, a monthly report prepared by Servicer that lists Account number and Account balance for each Account that meets one of the following criteria:

	(i)	bankrupt Cardholder;
	(ii)	deceased Cardholder;
	(iii)	consumer credit counseling participation;
	(iv)	fraud or security related occurrence (including all applicable file information); or
	(v)	charged-off (including the following information regarding any transactions that may occur after charge-off: (1) transaction date; (2) description of transaction; and (3) amount of transaction.

(b)	Via mail and facsimile, at the end of each month, monthly operations reports prepared by Servicer setting forth the following information for the Accounts:

	(i)	the average credit limit;
	(ii)	the most recent credit line increase; and behavior/FICO score distribution.

(c)

Via mail and facsimile, at the end of each month, a monthly report prepared by Servicer that lists, within each delinquency level (including those that are one (1) level delinquent)  the number of Accounts and total Account balances, with a breakdown within each delinquency level the number of accounts and related balances within each of the following categories:  bankruptcy, deceased, consumer counseling programs, accounts with balances less than $500 and regular accounts (i.e., the remaining accounts that don’t fit within one of the above categories).

                Deliveries by mail shall be sent to the individual designated on Exhibit B.

(C)          Customer Service Reports.     On a bi-weekly basis, Servicer shall forward to Purchaser, via facsimile sent to the individual designated on Exhibit B:

(1)	Credit balance refund reports, prepared by or on behalf of Servicer, setting forth the following information for the Accounts:

(a)	account number;
(b)	original credit balance due;

(c)	dollar amount;
(d)	age of the credit balance in months; and
(e)	documentation provided for cause of credit balances beyond five (5) months of age.

(2)          In-process customer dispute correspondence reports, prepared by Servicer or on behalf of Servicer, by category:

(a)	Chargebacks:
(1) account number; (2) reference number; (3) original chargeback date; (4) dollar amount; and (5) post and transaction dates.
(b)	Representments:
(1) account number; (2) reference number; (3) original chargeback date and date of representment; (4) dollar amount; (5) representment age; and (6) resolution (re-bill Customer or represent).
(c)	Compliance, Arbitration and Collections letters:
(1) account number; (2) reference number; (3) filing date and/or origination date; (4) dollar amount; and (5) status.

          (D)          Other reports.     Purchaser may request that it receive such reports on some other basis after evaluating the information contained in the reports.

          (E)          Fraud Report.     Seller also agrees to provide Purchaser at Conversion with a report that lists the Accounts where fraud or unauthorized use has occurred, which report shall contain all of Seller’s documentation regarding said fraud or unauthorized use.

5.3      Special Procedures.

           (A)          During the term of this Agreement, Servicer shall designate Carolyn Newsome, at (229) 890-1111, as the contact for all collection related questions from Purchaser.

           (B)          Servicer shall document the receipt of any post-dated checks on the Accounts in Servicer’s collection comments and provide such comments to Purchaser at the time of conversion.

          (C)          Servicer agrees to remove all Accounts from any auto-dial system utilized by Servicer on the Conversion Date.

          (D)          Servicer shall respond to any credit line increase request and credit maintenance request for any Account in accordance with Servicer’s Policies and Procedures.

          (E)          Servicer agrees to eliminate the Accounts from any automated line increase program on or after the Closing Date.

          (F)          Servicer agrees to eliminate the Accounts from any program designed to, among other things, increase usage of the Accounts unless otherwise agreed to by Purchaser.

          (G)          Servicer shall not provide any of the Services to any Account after the end of the Interim Servicing Period except as required by the Asset Purchase Agreement or as otherwise agreed to by the parties in writing.

6.           COMPENSATION

6.1         Compensation.     In consideration for Servicer’s providing the Services described herein, Purchaser shall pay to Servicer, during the period from Closing Date through Conversion Date, inclusive, a fee of three dollars ($3.00) per calendar month for each Billed Account outstanding during the month (pro-rated for partial months pursuant to section 6.2).

6.2          Payment.     During the term hereof, Servicer shall invoice Purchaser promptly after (i) the last day of each calendar month for the compensation due Servicer pursuant to Section 6.1 for such month and (ii) promptly after the Conversion Date for the compensation due Servicer pursuant to Section 6.1 for the period from the end of the most recent calendar month for which Servicer has invoiced Purchaser through the Conversion Date.  In the event of a payment computed hereunder on a monthly basis for any period of time less than a full month, such payment will be calculated as follows: take the prior month’s number of Billed Accounts and multiply that by a fraction the denominator of which is the number of days in the current calendar month and the numerator is the number of days lapsed in the current calendar month and then multiply that result by $3.00.  Payment shall be due no later than the five (5) business days after receipt by Purchaser of such invoice.

6.3          Servicer’s Delay.     In the event that Servicer fails to perform as required by Section 10 of this Agreement and the Conversion Date agreed to by the parties is delayed solely as a result of such failure, Purchaser, at its option, may elect not to pay Servicer the compensation set forth in Section 6.1 for any period following such agreed upon Conversion Date, even though Servicer remains obligated to perform the Services.

6.5          Conversion Schedule.

          (A)          For each Conversion Schedule deadline missed by the Servicer through no fault of Purchaser, Servicer will pay Purchaser a penalty of $500 per day until the required material is provided to Purchaser.  The penalty amount shall be paid to Purchaser by Servicer by the end of the month in which the penalty amount was assessed, or at Purchaser’s option, deducted from any future interim servicing fees.

          (B)          If Servicer fails to provide all of the information required, or fails to provide the information in the format or manner required and agreed to by the parties in the Conversion Schedule, in each case through no fault of Purchaser, Servicer shall pay Purchaser the incremental costs incurred by Purchaser as a result of such failure.  The incremental costs of Purchaser shall be paid by Servicer within 10 business days after receipt of a reasonably detailed invoice from Purchaser.

7.      REPRESENTATIONS AND WARRANTIES OF SERVICER

Servicer hereby represents, warrants  and covenants to Purchaser as follows:

7.1    Appropriate Resources.      Servicer has and shall maintain throughout the term of this Agreement all necessary facilities, manpower, equipment, supplies, insurance, and such other resources as are necessary to provide the Services.

7.2    Administration of Accounts; Compliance with Laws.     The Services provided by Servicer will be performed so as to permit the administration and operation of the Accounts in  accordance with this Agreement.

7.3    Contingency Procedures.     The contingency procedures currently used by Servicer as disclosed to Purchaser, including but not limited to contingency procedures for data processing, telecommunications, payment processing and off-site maintenance and retention of Accounts and File information will continue to be used by Servicer throughout the term of this Agreement.

7.4    Performance of Services.     Unless otherwise expressly agreed to by Purchaser in writing, Servicer shall directly perform all Services related to the Accounts and Receivables pursuant to systems, software, and applications used by Servicer.  Servicer has no agreements, contracts or other understandings or arrangements with any third party whatsoever related to the Services, the Accounts and the Receivables, other than those agreements Purchaser has been informed of and which are currently in effect pursuant to which such third party performs any of the Services, processing, collection or other activity relating to the Accounts or Receivables to be performed hereunder.

8.       TERM OF AGREEMENT

This Agreement shall become effective as of the Closing Date and shall continue until Purchaser’s Card Processor assumes all of the Services, which is expected to occur in the second quarter of 2003 or until such other date as mutually agreed upon or until Purchaser designates another servicer.

9.       SERVICE TRANSFER EVENTS

The occurrence of any one or more of the following events shall constitute a Service Transfer Event hereunder whether or not any requirement for the giving of notice, the lapse of time or both, or any other condition has been satisfied:

          (A)          MasterCard/VISA Termination.  Servicer’s membership and/or agreement with MasterCard and/or VISA shall be terminated or an event shall occur which under the terms of such membership or agreement would constitute, or upon the passage of time or the giving of notice or both would constitute, an event of default thereunder; or

          (B)          Bankruptcy; Receivership. (1) Any governmental authority shall: (i) adjudicate Servicer a debtor in bankruptcy; (ii) appoint a trustee or receiver for all or a substantial part of the property of Servicer; (iii) approve a petition for bankruptcy or reorganization pursuant to federal bankruptcy law for Servicer; (2) Servicer shall make an assignment for the benefit of creditors, or make an admission of inability to pay its debts generally as they become due; or (3) the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other governmental authority having jurisdiction over Servicer shall assume control of or appoint a conservator or receiver for all or substantially all of the assets of Servicer; or

          (C)           Breach of Agreement.     The failure to perform the Services as provided for herein or any other material breach of any provision of this Agreement; or

          (D)           Breach of Representations and Warranties.     Any material breach of Servicer’s representations and warranties contained herein.

10.     DECONVERSION

In recognition of the importance of ensuring a smooth and orderly transition that is as indiscernible to the Cardholders as practicably possible, Seller shall use its commercially reasonable best efforts in the deconversion of the Accounts and Receivables from the Seller’s processing system to Purchaser’s system.  Seller agrees that it shall, at its sole cost and expense, provide or cause Seller’s Card Processor to provide (in a timely fashion that meets all of the deconversion timelines established by Purchaser and agreed to by Seller in the Conversion Schedule, the form of which is attached hereto as Exhibit A) such deconversion tapes and transmissions and other necessary materials in a form reasonably requested by Purchaser as reasonably necessary to install and maintain the information contained therein on Purchaser’s system.  Seller agrees to make all such requests of Seller’s Card Processor as may be reasonably necessary to ensure the transition of the processing of the Accounts and Receivables to the Purchaser, which both parties agree includes having the Seller’s Card Processor agree in writing to the Conversion Schedule the Servicer and Purchaser agree to in accordance with the above requirements.  Seller shall, if requested by Purchaser, participate in and attend, at Seller’s own expense, the on-site meeting that occurs between Purchaser’s Card Processor and Seller’s Card Processor to perform field to field mapping.

11.     INDEMNIFICATION

11.1   Indemnification of Purchaser.     Servicer agrees to indemnify, defend and hold Purchaser, its subsidiaries, affiliates, and their respective officers, directors and employees, harmless of and from any claim, proceeding, suit, damage, liability, loss, cost, charge or expense or any other liability of every nature, kind and description whatsoever (including, without limitation, reasonable attorneys’ fees and expenses) incurred or suffered by Purchaser, by reason of, resulting from or arising directly or indirectly out of:

          (A)          the failure by Servicer to properly perform its duties and obligations hereunder in a timely manner through the Conversion Date including, without limitation, the failure by the Servicer or its agents, directors, officers, servants or employees to comply with any Requirements of Law or with applicable MasterCard and VISA operating regulations in connection therewith; or

          (B)          the breach of any of Servicer’s representations, warranties, covenants or agreements contained herein.

11.2   Indemnification of Servicer.     Purchaser agrees to indemnify, defend and hold Servicer, its subsidiaries, affiliates, and their respective officers, directors and employees, harmless of and from any claim, proceeding, suit, damage, liability, loss, cost, charge, or expense or any other liability of every nature, kind and description whatsoever (including, without limitation, reasonable attorneys’ fees and expenses) incurred or suffered by Servicer, by reason of, resulting from or arising directly or indirectly out of:

          (A)          the failure by Purchaser to properly perform its duties and obligations hereunder in a timely manner through the Conversion Date including, without limitation, the failure by the Purchaser or its agents, directors, officers, servants or employees to comply with any Requirements of Law or with applicable MasterCard and VISA operating regulations in connection therewith;

          (B)          the provision of Services in a manner other than as set forth in Servicer’s Policies and Procedures as a result of Purchaser’s request or the express provisions of this Agreement provided that, indemnification against Purchaser shall exist only if such Services were rendered substantially in accordance with Purchaser’s request or the express provisions of this Agreement; or

          (C)           the breach of any of Purchaser’s representations, warranties, covenants or agreements contained herein.

11.3   Manner of Handling Claims.

          (A)          Either Purchaser or Seller, as the indemnified party pursuant to Section 11. 1 or Section 11. 2 hereof, as the case may be, shall give prompt written notice to the other, as the indemnifying party, of any claim by such indemnified party based on the indemnity agreements contained in this Agreement, stating the nature and basis of the claim and the amount thereof, if known.

          (B)          If it is a third party claim, following receipt of such notice, the indemnifying party shall be entitled to participate in the defense of such claim and to the extent it shall wish to assume the defense thereof with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying party to the indemnified party of its election to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the indemnified party, in the conduct of the defense thereof other than reasonable costs of investigation.  The indemnified party shall be permitted to participate in the defense of such claim and may retain additional counsel of its choice at its own expense.  If, however, the defendants in such action include both the indemnifying party and the indemnified party and the indemnified party shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the indemnifying party, the indemnified party shall be entitled to separate counsel, reasonably acceptable to the indemnifying party, which shall be paid for by the indemnifying party.  An indemnifying party shall not be liable for any claim or action settled without its consent.  The indemnified party shall make available to the indemnifying party and its counsel and accountants at reasonable time and for reasonable periods, during normal business hours, all books and records of the indemnified party relating to any possible claim for indemnification and each party hereunder will render to the other such assistance as it may reasonably require of the other in order to ensure the prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which may give rise to a right of indemnification hereunder.

11.4    Subrogation.     The indemnifying party shall be subrogated to any claims or rights of the indemnified party as against any other persons with respect to any amounts paid by the indemnifying party under this Section.  The indemnified party shall cooperate with the indemnifying party, at the indemnifying party’s expense, in the indemnifying party’s assertion of any such claim.

11.5   Mitigation of Losses.     Each of Servicer and Purchaser shall use reasonable efforts to minimize (and Purchaser shall cause any assignee or transferee of its rights or obligations hereunder to use its reasonable efforts to minimize)any losses for which any other party hereto may be liable pursuant to this Agreement.

11.6   Survival of Representations, Warranties and Covenants.     Except as expressly provided otherwise herein, all representations, warranties, covenants contained in this Agreement shall survive for a period of two years after the Conversion Date (as such term is defined in the Asset Purchase Agreement).

11.7   Survival of Indemnification and Other Limitations.     Indemnification under this Article IX shall be subject to the limitations set forth in Section 9.4 of the Asset Purchase Agreement.

12.      ADDITIONAL PROVISIONS

12.1    Expenses.     Except as otherwise expressly set forth herein, any other costs, expenses, or other charges incurred by either of the parties hereto shall be borne by the party incurring such cost, expense or charge whether or not the series of transactions contemplated hereby shall be consummated.

12.2     Notices.     Except as otherwise expressly set forth herein, any notice, payment, demand  or any other communication required or permitted to be given hereunder shall be in writing and delivered via by hand or overnight courier or telefaxed to the applicable party or parties at the address indicated below:

If to Seller:	If to Purchaser:

Southland Bank	MBNA America Bank, N.A.
c/o ABC Bancorp	1100 N. King Street
24 2nd Avenue SE	Wilmington, Delaware 19884-0144
Moultrie, Georgia 31768
Attn: Mike McDonald	Attn: Jeff Fincher
Senior Vice President	Executive Vice President
Fax #: (229) 873-4456	Fax #: (302) 432-2957

With copies (which will not constitute notice to the parties hereto) to:

Steven E. Fox, Esq.	Diana Cebrick
Rogers & Hardin LLP	Counsel
2700 International Tower, Peachtree Center
229 Peachtree Street, N.E.
Atlanta, Georgia 30303

or, as to each party at such other address as may be designated from time to time by such party or parties by like notice to the other parties, complying with this Section.  All such notices, payments, demands or other communications shall be deemed validly given and legally effective when received.

12.3     Severability.     If any term or condition of this Agreement should be held invalid by a court, arbitrator or tribunal of competent jurisdiction in any respect, such invalidity shall not affect the validity of any other term or condition hereof.  If any term or condition of this Agreement should be held to be unreasonable as to time, scope or otherwise by such a court, arbitrator or tribunal, it shall be construed by limiting or reducing it to the minimum extent so as to be enforceable under then applicable law.  The parties hereto acknowledge that they would have executed this Agreement with any such invalid term or condition excluded or with any such unreasonable term or condition so limited or reduced.

12.4     Specific Performance.     The parties hereto hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result in the event that this Agreement is not specifically enforced.  Therefore, in addition to, and not in limitation of, any other remedy available to Purchaser or Servicer, subject to Section 12.12  hereof, the respective rights and obligations of an aggrieved party hereunder shall be enforceable in a court of equity by a decree of specific performance and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies and any and all other remedies provided for in this Agreement shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may have under this Agreement or otherwise.

12.5     Entire Agreement and Amendments.     This Agreement, together with the Asset Purchase Agreement and the Joint Marketing Agreement between Purcahser and Seller, constitutes the entire agreement of the parties with regard to the specific subject matter hereof and supersede all prior written and/or oral understandings between the parties.  This Agreement may not be amended except pursuant to a writing signed by the parties.

12.6     Waiver.     Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  Any waiver must be in writing and signed by the party to be charged therewith.

12.7     Assignment.     Neither party shall assign this Agreement without the written consent of the other and any attempted assignment without said consent shall be null, void and without any effect whatsoever; provided, that Purchaser may assign any or all of its rights hereunder to any affiliate or subsidiary of MBNA Corporation, a Maryland corporation.   Any such assignment shall not relieve Purchaser from its obligations hereunder.

12.8     Other Documents.     Any list, summary or other document provided or delivered pursuant to this Agreement or in connection with the transaction contemplated hereby are incorporated herein by this reference and made a part hereof.

12.9     Construction.     The parties agree that this Agreement shall be governed, enforced by and construed in accordance with the laws of the State of Delaware (excepting only those conflicts of laws provisions which would serve to defeat the operation of Delaware substantive law).

12.10   No Third Party Beneficiaries.     This Agreement is for the sole and exclusive benefit of the parties hereto; nothing in this Agreement shall be construed to grant to any person other that the parties hereto, and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

12.11   Further Assurances.     The parties hereto hereby agree to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as either may at any time reasonably request in order to better assure and confirm unto each party their respective rights, powers and remedies conferred hereunder.

12.12    Counterparts.     Provided that all parties hereto execute a copy of this Agreement, this Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  The parties acknowledge that delivery of executed copies of this Agreement may be effected by facsimile or other comparable means.

12.13     Headings.     The headings contained herein are included solely for case of reference and in no way shall limit, expand or otherwise affect either the substance or construction of the terms and conditions of this Agreement or the intent of the parties hereto.

12.14     No Agency.     The parties agree that in performing their responsibilities pursuant to this Agreement, they are in a position of independent contractors.  This Agreement shall not be deemed to constitute the parties hereto as partners or joint venturers, and neither party hereto shall be deemed to be an agent of any nature, kind and description whatsoever of the other.

12.15     Force Majeure.     Neither party shall be in breach hereunder by reason of its delay in the performance of or failure to perform any of its obligations herein if such delay or failure is caused by acts of God or the public enemy, riots, incendiaries, interference by military authorities or any other similar event beyond its reasonable control or without its fault or negligence.

12.16     Time of the Essence.      Time is of the essence with respect to the performance of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers  as of the day and year first above written.

SELLER:			PURCHASER:

SOUTHLAND BANK			MBNA AMERICA BANK, N.A.
By:	/s/ KENNETH J. HUNNICUTT	By:	/s/ WILLIAM P. MORRISON, SR.

Name:	Kenneth J. Hunnicutt	Name:	William P. Morrison, Sr.
Title:	Authorized Representative	Title:	Senior Executive Vice President

EXHIBIT A

Conversion Schedule

EXHIBIT B

PURCHASER DESIGNATED INDIVIDUALS

3.7     Applications in Process.

Consumer credit card accounts	Commercial credit card accounts
Name	Name
Address	Address
Telephone	Telephone
Facsimile	Facsimile

3.10   Change in Cardholder Status.

(A)   Bankrupt Accounts.

Consumer credit card accounts	Commercial credit card accounts
Name	Name
Address with mailstop	Address with mailstop
Telephone	Telephone
Facsimile	Facsimile

(B)    Death of Cardholder.

Consumer credit card accounts	Commercial credit card accounts
Name	Name
Address with mailstop	Address with mailstop
Telephone	Telephone
Facsimile	Facsimile

(C)   Consumer Credit Counseling Service Proposals.

Consumer credit card accounts	Commercial credit card accounts
Name	Name
Address with mailstop	Address with mailstop
Telephone	Telephone
Facsimile	Facsimile

5.1     Settlement.

(A)    Settlement Reports.

Consumer credit card accounts	Commercial credit card accounts
Name	Name
Address with mailstop	Address with mailstop
Telephone	Telephone
Facsimile	Facsimile

(B)    Settlement Statement

Consumer credit card accounts	Commercial credit card accounts
Name	Name
Address with mailstop	Address with mailstop
Telephone	Telephone
Facsimile	Facsimile

5.2    Reports.

(A)    Servicer Reports.

Consumer credit card accounts	Commercial credit card accounts
Name	Name
Address with mailstop	Address with mailstop
Telephone	Telephone
Facsimile	Facsimile

(B)    Credit Reports.

Consumer credit card accounts	Commercial credit card accounts
Name	Name
Address with mailstop	Address with mailstop
Telephone	Telephone
Facsimile	Facsimile

(C)    Customer Service Reports.

Consumer credit card accounts	Commercial credit card accounts
Name	Name
Address with mailstop	Address with mailstop
Telephone	Telephone
Facsimile	Facsimile

SCHEDULE I

CONVERSION FILE REQUIREMENTS